Form N-SAR
Registrant:	Franklin Templeton Variable Insurance Products Trust
Period ended June 30, 2003

Item No. 77D (g)

At a meeting of the board of trustees of Franklin Templeton Variable Insurance Products Trust (the "Trust") duly held on March 13, 2003, the following resolutions were unanimously adopted:

RESOLVED, that the elimination of the non-fundamental operating policy of the Trust's Franklin Global Communications Securities Fund, Mutual Discovery Securities Fund, Mutual Shares Securities Fund, Templeton Developing Markets Securities Fund, Templeton Foreign Securities Fund, Templeton Global Asset Allocation Fund and Templeton Growth Securities Fund (the "Funds") providing that the Funds will not invest more than 5% of their total assets in Russian securities be, and it hereby is, approved; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.

Item 77M


At a meeting held on November 12, 2002, the board of trustees of the Franklin Templeton Variable Insurance Products Trust (the "board"), approved a Plan of Reorganization ("Plan") on behalf of its series Franklin Small Cap Fund (the "Acquiring Series"); and Franklin Technology Securities Fund (the "Acquired Series"). The board determined to recommend that a Plan be presented to shareholders of the Acquired Series, of record at the close of business on December 27, 2002, at a special meeting to be held on February 26, 2003. On April 30, 2003, pursuant to the Plan, dated November 12, 2002 and approved by shareholders on February 26, 2003, the Acquired Series transferred all of its assets to the Acquiring Series, in exchange solely for shares of the specified classes of the Acquiring Series and the assumption by the Acquiring Series of the liabilities of the Acquired Series.

Item 77Q1:  Exhibits

(g)  The Plan of Reorganization executed by Franklin Templeton
Variable Insurance Products Trust on behalf of its series Franklin Small Cap Fund (the "Acquiring Series") and Franklin Technology
Securities Fund (the "Acquired Series") are incorporated by reference to the following filing of Registrant, File No. 333-101414:

Franklin Small Cap Fund
Filed as of:  November 22, 2002
File Type:  N-14
Accession No. 0001021408-02-014535






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